Exhibit 10.8

INCENTIVE STOCK OPTION AGREEMENT

THIS INCENTIVE STOCK OPTION AGREEMENT (“Agreement”) is made by and between Mitek Systems, Inc., a Delaware corporation, (the “Corporation”), and James B. DeBello (the “Optionee”).

NOW, THEREFORE, in consideration of the mutual benefit to be derived herefrom, the Corporation and Optionee agree as follows:

1. Grant of Option. The Corporation hereby grants to Optionee, subject to all the terms and provisions of the Mitek Systems, Inc. 2002 Stock Option Plan dated November 13, 2002, as such Plan may be hereinafter amended, a copy of which is attached hereto and incorporated herein by this reference (the “Plan”), the right, privilege and option (“Option”) to purchase 400,000 shares of its common stock (“Stock”) at $1.32 per share, in the manner and subject to the conditions provided hereinafter and in the Plan and any amendments thereto and any rules and regulations thereunder.

2. Time of Exercise of Option. The Option shall vest in Optionee and may be exercised by Optionee monthly as to 1/36th of the Options granted hereunder. Any exercise may be with respect to any part or all of the shares then exercisable pursuant to such Option, provided that the minimum number of shares exercisable at any time shall not be less than 100 shares or the balance of shares for which the Option is then exercisable. Such Option must be exercised within the earlier of (i) 10 years (5 years for 10% shareholders as defined in the Plan) after the date of the grant, or (ii) except as set forth in Section 3.2.2 of the Plan, 3 months after the occurrence of an event giving rise to Optionee’s termination of employment with either the Corporation, or a Parent or Subsidiary thereof; provided, however, such rights shall be extended as more fully set forth in Section 3.3 of the Plan in the case of Optionee’s death. In no event shall the Corporation be required to transfer fractional shares to Optionee or those entitled to Optionee’s rights herein.

3. Change of Control Vesting. If during the first 90 days of Optionee’s employment, there is a “Change of Control” of the Corporation, 33.3% or 133,334 of the shares exercisable pursuant to such Option shall immediately vest. If after the first 90 days of Optionee’s employment, there is a “Change of Control” of the Corporation, all of the shares exercisable pursuant to such Option shall immediately vest. For purposes of this Agreement, “Change of Control” means (1) a merger, consolidation, or reorganization involving the Corporation, where the shareholders of the Corporation as of the date hereof have less than a majority of the equity ownership of the resulting merged or consolidated company; or (2) a sale of all or substantially all of the assets of the Corporation, where the shareholders of the Corporation as of the date hereof have less than a majority of the equity ownership of the buyer of such assets.

4. Method of Exercise. The Option shall be exercised by Optionee as set forth in Sections 5.4 and 5.5 of the Plan.

5. Restrictions on Exercise and Delivery. The exercise of each Option shall be subject to the condition that, if at any time the Committee shall determine, in its sole and absolute discretion,

(a)	the satisfaction of any withholding tax or other withholding liabilities, is necessary or desirable as a condition of, or in connection with, such exercise or the delivery or purchase of Stock pursuant thereto,

(b)	the listing, registration, or qualification of any shares deliverable upon such exercise is desirable or necessary, under any state or federal law, as a condition of, or in connection with, such exercise or the delivery or purchase of shares pursuant thereto, or

(c)	the consent or approval of any regulatory body is necessary or desirable as a condition of, or in connection with, such exercise or the delivery or purchase of shares pursuant thereto,

then in any such event, such exercise shall not be effective unless such withholding, listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee. Optionee shall execute such documents and take such other actions as are required by the Committee to enable it to effect or obtain such withholding, listing, registration, qualification, consent or approval. Neither the Corporation nor any officer or director, or member of the Committee, shall have any liability with respect to the non-issuance or failure to sell shares as the result of any suspensions of exercisability imposed pursuant to this Section.

6. Termination of Option. Except as otherwise provided in this Agreement or the Plan, to the extent not previously exercised, the Option shall terminate upon the first to occur of any of the following events:

(a)	the dissolution or liquidation of the Corporation;

(b)	The expiration of 10 years (5 years for 10% shareholders as defined in the Plan) from the date of the grant of the Option hereunder;

(c)	the breach by Optionee of any provision of this Agreement;

(d)	as more fully set forth in Section 3.2.1 of the Plan, 3 months after the occurrence of an event giving rise to termination of employment other than for “cause”;

(e)	as more fully set forth in Section 3.2.2 of the Plan, upon or as of the occurrence of an event giving rise to termination of employment for “cause”;

(f)	as more fully set forth in Section 3.3 of the Plan, 6 months after an optionee’s death; or

(g)	as more fully set forth in Section 6.2 of the Plan, in the event of a Capital Transaction.

7. Nonassignability. Options may not be sold, pledged, assigned or transferred in any manner other than by will or by the laws of descent and distribution, and may be exercised during the lifetime of Optionee only by Optionee. Any transfer by Optionee of any Option granted under the Plan or this Agreement shall void such Option and the Corporation shall have no further obligation with respect to such Option. No Option shall be pledged or hypothecated in any way, nor shall any Option be subject to execution, attachment or similar process.

8. Restrictions on Transfer of Shares Acquired. Optionee represents and warrants to the Corporation that he will not transfer the Stock in violation of the provisions of any applicable securities statute or regulation.

9. Representation Letter. Upon execution of this Agreement, the Optionee will deliver to the Corporation the grant representation letter set forth on Exhibit “A” of the Plan, as such Exhibit may be amended by the Committee from time to time. Upon exercise of the Option, the Optionee will deliver to the Corporation the exercise representation letter set forth on Exhibit “B” of the Plan, as such Exhibit may be amended by the Committee from time to time. Optionee also agrees to make such other representations as are deemed necessary or appropriate by the Corporation and its counsel.

10. Rights as Shareholder. Neither Optionee nor his executor, administrator, heirs or legatees, shall be, or have any rights or privileges of a shareholder of the Corporation in respect of the Stock unless and until certificates representing such Stock shall have been issued in Optionee’s name.

11. No Right of Employment. Neither the grant nor exercise of any Option nor anything in the Plan or this Agreement shall impose upon the Corporation or any other corporation any obligation to employ or continue to employ any Optionee. The right of the Corporation and any other corporation to terminate any employee shall not be diminished or affected because an Option has been granted to such employee.

12. Mandatory Arbitration. In the event of any dispute between the Corporation and Optionee regarding this Agreement or the Plan, the dispute and any issue as to the arbitrability of such dispute, shall be settled to the exclusion of a court of law, by arbitration in San Diego, California, by a panel of three arbitrators (each party shall choose one arbitrator and the third shall be chosen by the two arbitrators so selected) in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. The decision of a majority of the arbitrators shall be final and binding upon the parties. All costs of the arbitration and the fees of the arbitrators shall be allocated between the parties as determined by a majority of the arbitrators, it being the intention of the parties that the prevailing party in such a proceeding be made whole with respect to its expenses.

13. Definitions. Capitalized terms shall have the meaning set forth in the Plan unless otherwise defined herein.

14. Notices. Any notice to be given under the terms of this Agreement shall be addressed to the Corporation in care of its Secretary at its principal office, and any notice to be given to Optionee shall be addressed to such Optionee at the address maintained by the Corporation for such person or at such other address as the Optionee may specify in writing to the Corporation.

15. Binding Effect. This Agreement shall be binding upon and inure to the benefit of Optionee, his heirs and successors, and of the Corporation, its successors and assigns.

16. Governing Law. This Agreement shall be governed by the laws of the State of California.

17. Descriptive Headings. Titles to Sections are solely for information purposes.

18. Application of Plan. The Corporation has delivered and the Optionee hereby acknowledges receipt of a copy of the Plan. The parties agree and acknowledge that the Option granted hereunder is granted pursuant to the Plan and subject to the terms and provisions thereof, and the rights of the Optionee are subject to modifications and termination in certain events as provided in the Plan.

IN WITNESS WHEREOF, this Agreement is effective as of, and the date of grant shall be, May 19, 2003.

MITEK SYSTEMS, INC., a Delaware corporation

/s/ John M. Thornton
John M. Thornton, Chairman of the Board

OPTIONEE

/s/ James B. DeBello
James B. DeBello

AMENDMENT TO STOCK OPTION AGREEMENT

THIS AMENDMENT TO STOCK OPTION AGREEMENT (“Amendment”) is made by and between Mitek Systems, Inc., a Delaware corporation, (the “Corporation”), and James B. DeBello (the “Optionee”).

WHEREAS, on May 19, 2003, as part of Optionee’s initial compensation arrangement at the time of his hiring, Optionee was granted an option to purchase 400,000 shares of common stock of the Corporation, par value $0.001 per share (“Common Stock”), at an exercise price of $1.06 per share (as reflected in Optionee’s previously filed Form 4), pursuant to that certain Incentive Stock Option Agreement, dated as of such date, by and between the Corporation and Optionee (the “Option Agreement”);

WHEREAS, due to clear administrative error, the Original Option Agreement incorrectly reflected the grant of an incentive stock option agreement and an exercise price of $1.32; and

WHEREAS, the board of directors of the Corporation has determined to amend and restate the Option Agreement to correct such errors in the Option Agreement.

NOW, THEREFORE, in consideration of the mutual benefit to be derived herefrom, the Corporation and Optionee agree as follows:

19. Amendments to Option Agreement.

(a)	Any references to “Incentive Stock Option Agreement” in the Option Agreement shall be replaced with the words “Stock Option Agreement.”

(b)	The reference to $1.32 in Section 1 of the Option Agreement is amended by replacing such reference with $1.06.

20. Counterparts. This Amendment may be executed in any number of counterparts (including by facsimile), each of which shall be an original and all of which shall constitute one and the same document.

21. Interpretation. The term “Agreement” as used in the Option Agreement shall be deemed to refer to the Option Agreement as amended hereby.

22. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment, and of the Option Agreement, shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

23. Governing Law. This Amendment shall be governed by the laws of the State of California.

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IN WITNESS WHEREOF, this Amendment is effective as of December 15, 2011.

MITEK SYSTEMS, INC., a Delaware corporation

/s/ John M. Thornton
John M. Thornton, Chairman of the Board

OPTIONEE

/s/ James B. DeBello
James B. DeBello